Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HNR ACQUISITION CORP

Pursuant to Section 242 of the
Delaware General Corporation Law

1.	The undersigned, being a duly authorized officer of HNR Acquisition Corp (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

2.	The name of the Corporation is HNR Acquisition Corp.

3.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 9, 2020; an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 10, 2022; and a Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 15, 2023.

4.	This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation amends the Second Amended and Restated Certificate of Incorporation of the Corporation.

5.	This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

6.	Article FIRST of the Second Amended and Restated Certificate of Incorporation is hereby deleted and replaced in its entirety to read as follows:

“FIRST: The name of the Corporation is EON Resources Inc.”

7.	The effective time of this Certificate of Amendment shall be 11:59 p.m., Eastern Time, on September 17, 2024.

IN WITNESS WHEREOF, I have signed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation this 16th day of September, 2024.

HNR ACQUISITION CORP

By:	/s/ Dante Caravaggio
Name: Dante Caravaggio
Title: Chief Executive Officer